Exhibit 99.2
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including those discussed in “Item 1A. Risk Factors.” We have acquired a number of dealerships since inception. Our financial statements include the results of operations of acquired dealerships from the date of acquisition. This Management’s Discussion and Analysis of Financial Condition and Results of Operations has been updated to reflect the revision of our financial statements for entities which have been treated as discontinued operations through December 31, 2008, as well as for an entity which met the criteria to be classified as a discontinued operation during the second quarter of 2009, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”
Overview
We are the second largest automotive retailer headquartered in the U.S. as measured by total revenues. As of December 31, 2008, we owned and operated 156 franchises in the U.S. and 148 franchises outside of the U.S., primarily in the United Kingdom. We offer a full range of vehicle brands with 96% of our total revenue in 2008 generated from brands of non-U.S. based manufacturers, including sales relating to premium brands, such as Audi, BMW, Cadillac and Porsche which represented 65% of our total revenue. As a result, we have the highest concentration of revenues from brands of non-U.S. based manufacturers among the U.S. publicly-traded automotive retailers. Each of our dealerships offers a wide selection of new and used vehicles for sale. In addition to selling new and used vehicles, we generate higher-margin revenue at each of our dealerships through maintenance and repair services and the sale and placement of higher-margin products, such as third-party finance and insurance products, third-party extended service contracts and replacement and aftermarket automotive products. We are also diversified geographically, with 64% of our revenues generated from operations in the U.S. and 36% generated from our operations outside the U.S. (predominately in the U.K.).
We are, through smart Distributor USA, LLC, a wholly-owned subsidiary, the exclusive distributor of the smart fortwo vehicle in the U.S. and Puerto Rico. The smart fortwo is manufactured by Mercedes-Benz Cars and is a Daimler brand. This technologically advanced vehicle achieves 40 plus miles per gallon on the highway and is an ultra-low emissions vehicle as certified by the State of California Air Resources Board. smart USA has certified a network of 75 smart dealerships in 35 states, of which eight are owned and operated by us. The smart fortwo offers five different versions, the pure, passion coupe, passion cabriolet, BRABUS coupe and BRABUS cabriolet with base prices ranging from $11,990 to $20,990. smart USA wholesaled approximately 27,000 smart fortwo vehicles in 2008.
In June 2008, we acquired a 9% limited partnership interest in Penske Truck Leasing Co., L.P. (“PTL”), a leading global transportation services provider, from subsidiaries of General Electric Capital Corporation (collectively, “GE Capital”) in exchange for $219.0 million. PTL operates and maintains more than 200,000 vehicles and serves customers in North America, South America, Europe and Asia. Product lines include full-service leasing, contract maintenance, commercial and consumer truck rental and logistics services, including, transportation and distribution center management and supply chain management. The general partner is Penske Truck Leasing Corporation, a wholly-owned subsidiary of Penske Corporation, which, together with other wholly-owned subsidiaries of Penske Corporation, owns 40% of PTL. The remaining 51% of PTL is owned by GE Capital. We expect to receive annual pro rata cash distributions of partnership profits and realize U.S. cash tax savings from this investment.
Outlook
The worldwide automotive industry experienced significant operational and financial difficulties in 2008. The turbulence in worldwide credit markets and resulting decrease in the availability of financing and leasing alternatives for consumers hampered our sales efforts. In addition, there was reduced consumer confidence and spending in the markets in which we operate, which we believe reduced customer traffic in our dealerships, particularly since September 2008. Rapid changes in fuel prices also resulted in rapid changes in consumer preferences and demand, which negatively impacted vehicle retail sales. We expect our business to remain significantly impacted by economic conditions in 2009.
Market conditions have also negatively impacted vehicle manufacturers. In particular, the U.S. based automotive manufacturers have experienced critical operational and financial distress, due in part to shrinking market share in the U.S. and the recent limitation in worldwide credit capacity. In 2008 and early 2009, certain U.S. based manufacturers received support from the U.S. government in the form of loans, due in part to their admission of limited liquidity. While we have limited exposure to these manufacturers as a percentage of our overall revenue, a restructuring of any one of them would likely lead to significant disruption to the automotive supply chain and to our dealerships that represent those manufacturers, and could possibly also impact other automotive manufacturers and suppliers. We cannot reasonably predict the impact to the automotive retail environment of any such disruption.

In addition, the turbulence in worldwide credit markets has resulted in an increase in the cost of capital for the captive finance subsidiaries that provide us financing for our inventory procurement. Interest rates under our inventory borrowing arrangements are variable and based on changes in the prime rate, defined LIBOR or the Euro Interbank Offer Rate (the “base rate”), plus a spread that varies by lender. While the base rate under these arrangements are generally lower due to government actions designed to spur liquidity and bank lending activities, certain of our lenders raised the spread charged to us, or have established minimum lending rates. These increases became effective in late 2008 and early 2009, and varied between 50 and 250 basis points. Due to these relative increases, we do not expect to realize the full benefit of the lower base rates expected in 2009 compared to 2008. The increases levied by lenders to date would result in $5.8 million of incremental floorplan interest expense based on average outstanding balances during 2008.
In response to the challenging operating environment, we have undertaken significant cost saving initiatives. In 2008, we eliminated approximately 1,400 positions, representing approximately 10.0% of our worldwide workforce, and amended pay plans for certain other employees to better align our workforce for current business levels and to reduce compensation expense generally. Other cost curtailment initiatives include a reduction in advertising activities, a suspension of matching contributions to our defined contribution plan in the U.S., and the suspension of our quarterly cash dividends to stockholders. Our Chief Executive Officer and President also announced that they will each forgo all bonus amounts payable under their 2008 management incentive plans, and our Board of Directors has elected to forgo approximately 25% of its annual cash fee relating to 2008. We will continue to monitor the business climate, and take such further actions as needed to respond to business conditions.
Operating Overview
New and used vehicle revenues include sales to retail customers and to leasing companies providing consumer automobile leasing. We generate finance and insurance revenues from sales of third-party extended service contracts, sales of third-party insurance policies, fees for facilitating the sale of third-party finance and lease contracts and the sale of certain other products. Service and parts revenues include fees paid for repair, maintenance and collision services, the sale of replacement parts and the sale of aftermarket accessories. During 2008, we experienced a decline on a same store basis of new and used vehicle unit sales, coupled with a corresponding decrease in finance and insurance revenues. Our same store service and parts business also experienced a decline during the second half of the year, although less so than vehicle sales. We expect a continuation of this difficult operating environment in 2009.
Our gross profit tends to vary with the mix of revenues we derive from the sale of new vehicles, used vehicles, finance and insurance products, and service and parts. Our gross profit varies across product lines, with vehicle sales usually resulting in lower gross profit margins and our other revenues resulting in higher gross profit margins. Factors such as customer demand, general economic conditions, seasonality, weather, credit availability, fuel prices and manufacturers’ advertising and incentives may impact the mix of our revenues, and therefore influence our gross profit margin. During 2008, we experienced margin declines relating to our new and used vehicle sales, and we expect this margin pressure to continue in 2009. Beginning in the fourth quarter, the economic factors described above caused deterioration in the margins realized in our service and parts operations.
Our selling expenses consist of advertising and compensation for sales personnel, including commissions and related bonuses. General and administrative expenses include compensation for administration, finance, legal and general management personnel, rent, insurance, utilities and other outside services. A significant portion of our selling expenses are variable, and we believe a significant portion of our general and administrative expenses are subject to our control, allowing us to adjust them over time to reflect economic trends. We believe our selling, general and administrative expenses for compensation and advertising will decrease in 2009, due in part to lower vehicle sales volumes, coupled with the cost savings initiatives outlined above. However, our rent expense is expected to grow as a result of cost of living indexes outlined in our lease agreements. As outlined in “Outlook” above, we will continue to monitor the business climate, and take such further actions as needed to respond to business conditions.
Floor plan interest expense relates to financing incurred in connection with the acquisition of new and used vehicle inventories that is secured by those vehicles. Other interest expense consists of interest charges on all of our interest-bearing debt, other than interest relating to floor plan financing. The cost of our variable rate indebtedness is typically based on benchmark lending rates, which are based in large part upon national inter-bank lending rates set by local governments. During the latter part of 2008, such benchmark rates were significantly reduced as a result of government actions designed to spur liquidity and bank lending activities. As a result, we expect that our cost of capital on variable rate indebtedness will decline at least during a portion of 2009. However, the significance of this decrease is expected to be limited somewhat by the increases in rate spreads being charged by our vehicle finance partners outlined in “Outlook” above.

Equity in earnings of affiliates represents our share of the earnings relating to investments in joint ventures and other non-consolidated investments, notably PTL. It is our expectation that the external factors outlined above will similarly impact these businesses in 2009.
Under an arrangement which terminated at the end of 2008, we and Sirius Satellite Radio Inc. (“Sirius”) agreed to jointly promote Sirius Satellite Radio service. As compensation for our efforts, we received warrants to purchase ten million shares of Sirius common stock at $2.392 per share in 2004 that were earned ratably on an annual basis through January 2009. We measured the fair value of the warrants earned ratably on the date they were earned as there were no significant disincentives for non-performance. We also had the right to earn additional warrants to purchase Sirius common stock at $2.392 per share based upon the sale of certain units of specified brands through December 31, 2007. We earned warrants for 189,300 and 1,269,700 during the years ended December 31, 2007 and 2006, respectively. Since we could not reasonably estimate the number of warrants that were earned subject to the sale of units, the fair value of these warrants was recognized when they were earned. Based on the value of Sirius stock on December 31, 2008, we do not expect to receive any further value for the unexercised warrants we achieved under this arrangement, which expire on July 5, 2009.
The future success of our business will likely be dependent on, among other things, general economic and industry conditions, our ability to consummate and integrate acquisitions, our ability to increase sales of higher margin products, especially service and parts services, our ability to realize returns on our significant capital investment in new and upgraded dealerships, the success of our distribution of the smart fortwo, and the return realized from our investments in various joint ventures and other non-consolidated investments, notably PTL. See “Item 1A-Risk Factors.”
Critical Accounting Policies and Estimates
The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires the application of accounting policies that often involve making estimates and employing judgments. Such judgments influence the assets, liabilities, revenues and expenses recognized in our financial statements. Management, on an ongoing basis, reviews these estimates and assumptions. Management may determine that modifications in assumptions and estimates are required, which may result in a material change in our results of operations or financial position.
The following are the accounting policies applied in the preparation of our financial statements that management believes are most dependent upon the use of estimates and assumptions.
Revenue Recognition
Vehicle, Parts and Service Sales
We record revenue when vehicles are delivered and title has passed to the customer, when vehicle service or repair work is performed and when parts are delivered to our customers. Sales promotions that we offer to customers are accounted for as a reduction of revenues at the time of sale. Rebates and other incentives offered directly to us by manufacturers are recognized as a reduction of cost of sales. Reimbursement of qualified advertising expenses are treated as a reduction of selling, general and administrative expenses. The amounts received under various manufacturer rebate and incentive programs are based on the attainment of program objectives, and such earnings are recognized either upon the sale of the vehicle for which the award was received, or upon attainment of the particular program goals if not associated with individual vehicles. During the years ended December 31, 2008, 2007 and 2006, we earned $323.0 million, $341.8 million and $265.6 million, respectively, of rebates, incentives and reimbursements from manufacturers, of which $315.5 million, $335.2 million and $259.1 million was recorded as a reduction of cost of sales.
Finance and Insurance Sales
Subsequent to the sale of a vehicle to a customer, we sell our installment sale contracts to various financial institutions on a non-recourse basis (with specified exceptions) to mitigate the risk of default. We receive a commission from the lender equal to either the difference between the interest rate charged to the customer and the interest rate set by the financing institution or a flat fee. We also receive commissions for facilitating the sale of various third-party insurance products to customers, including credit and life insurance policies and extended service contracts. These commissions are recorded as revenue at the time the customer enters into the contract.

Intangible Assets
Our principal intangible assets relate to our franchise agreements with vehicle manufacturers, which represent the estimated value of franchises acquired in business combinations, and goodwill, which represents the excess of cost over the fair value of tangible and identified intangible assets acquired in business combinations. We believe the franchise value of our dealerships has an indefinite useful life based on the following facts:
•	Automotive retailing is a mature industry and is based on franchise agreements with the vehicle manufacturers;

•	There are no known changes or events that would alter the automotive retailing franchise environment;

•	Certain franchise agreement terms are indefinite;

•	Franchise agreements that have limited terms have historically been renewed by us without substantial cost; and

•	Our history shows that manufacturers have not terminated our franchise agreements.
Impairment Testing
Franchise value impairment is assessed as of October 1 every year and upon the occurrence of an indicator of impairment through a comparison of its carrying amounts and estimated fair values. An indicator of impairment exists if the carrying value of a franchise exceeds its estimated fair value and an impairment loss may be recognized up to that excess. We also evaluate our franchises in connection with the annual impairment testing to determine whether events and circumstances continue to support its assessment that the franchise has an indefinite life. As discussed in Note 7, we determined that the carrying value relating to certain of our franchise rights as of December 31, 2008 was impaired and recorded a pre-tax non-cash impairment charge of $37.1 million.
Goodwill impairment is assessed at the reporting unit level as of October 1 every year and upon the occurrence of an indicator of impairment. We have determined that the dealerships in each of our operating segments within the Retail reportable segment, which are organized by geography, are components that are aggregated into five reporting units as they (A) have similar economic characteristics (all are automotive dealerships having similar margins), (B) offer similar products and services (all sell new and used vehicles, service, parts and third-party finance and insurance products), (C) have similar target markets and customers (generally individuals) and (D) have similar distribution and marketing practices (all distribute products and services through dealership facilities that market to customers in similar fashions). Accordingly, our operating segments are also considered our reporting units for the purpose of goodwill impairment testing relating to our Retail segment. There is no goodwill recorded in our Distribution or PAG Investments reportable segments. An indicator of goodwill impairment exists if the carrying amount of the reporting unit, including goodwill, is determined to exceed the estimated fair value.  If an indication of goodwill impairment exists, an analysis reflecting the allocation of the fair value of the reporting unit to all assets and liabilities, including previously unrecognized intangible assets, is performed.  The impairment is measured by comparing the implied fair value of the reporting unit goodwill with its carrying amount and an impairment loss may be recognized up to that excess. As discussed in Note 7, we determined that the carrying value of goodwill as of December 31, 2008 relating to certain reporting units was impaired and recorded a pre-tax non-cash impairment charge of $606.3 million.
The fair values of franchise rights and goodwill are determined using a discounted cash flow approach, which includes assumptions that include revenue and profitability growth, franchise profit margins, residual values and our cost of capital.
Investments
Investments include marketable securities and investments in businesses accounted for under the equity method. A majority of our investments are in joint venture relationships that are more fully described in “Joint Venture Relationships” below. Such joint venture relationships are accounted for under the equity method, pursuant to which we record our proportionate share of the joint venture’s income each period. In June 2008, we acquired a 9% limited partnership interest in PTL for $219.0 million from GE Capital.
Investments in marketable securities held by us are typically classified as available for sale and stated at fair value, determined by the use of Level 1 inputs as described under SFAS No. 157, on our balance sheet with unrealized gains and losses included in other comprehensive income (loss), a separate component of equity.
The net book value of our investments was $297.8 million and $64.4 million as of December 31, 2008 and 2007, respectively. Investments for which there is not a liquid, actively traded market are reviewed periodically by management for indicators of impairment. If an indicator of impairment were to be identified, management would estimate the fair value of the investment using a discounted cash flow approach, which would include assumptions relating to revenue and profitability growth, profit margins, residual values and our cost of capital. Declines in investment values that are deemed to be other than temporary may result in an impairment charge reducing the investments’ carrying value to fair value. During 2007, we recorded an adjustment to the carrying value of our investment in Internet Brands to recognize an other than temporary impairment of $3.4 million which became apparent upon their initial public offering. As a result of continued deterioration in the value of the stock, the Company recorded an additional other than temporary impairment charge of $0.5 million during the fourth quarter of 2008.

Self-Insurance
We retain risk relating to certain of our general liability insurance, workers’ compensation insurance, auto physical damage insurance, property insurance, employment practices liability insurance, director’s and officers insurance, and employee medical benefits in the U.S. As a result, we are likely to be responsible for a majority of the claims and losses incurred under these programs. The amount of risk we retain varies by program, and, for certain exposures, we have pre-determined maximum loss limits for certain individual claims and/or insurance periods. Losses, if any, above the pre-determined loss limits are paid by third-party insurance carriers. Our estimate of future losses is prepared by management using our historical loss experience and industry-based development factors. Aggregate reserves relating to retained risk were $19.2 million and $12.8 million as of December 31, 2008 and 2007, respectively. Changes in the reserve estimate during 2008 relate primarily to the inclusion of additional participants in our employee medical benefit plans, reserves for current year activity and changes in loss experience in our historical employee medical, general liability and workers compensation programs.
Income Taxes
Tax regulations may require items to be included in our tax return at different times than the items are reflected in our financial statements. Some of these differences are permanent, such as expenses that are not deductible on our tax return, and some are temporary differences, such as the timing of depreciation expense. Temporary differences create deferred tax assets and liabilities. Deferred tax assets generally represent items that will be used as a tax deduction or credit in our tax return in future years which we have already recorded in our financial statements. Deferred tax liabilities generally represent deductions taken on our tax return that have not yet been recognized as expense in our financial statements. We establish valuation allowances for our deferred tax assets if the amount of expected future taxable income is not likely to allow for the use of the deduction or credit. A valuation allowance of $3.4 million has been recorded relating to net operating losses and credit carryforwards in the U.S. based on our determination that it is more likely than not that they will not be utilized.
Classification of Franchises in Continuing and Discontinued Operations
We classify the results of our operations in our consolidated financial statements based on the provisions of Statement of Financial Accounting Standards (SFAS) No. 144, which requires judgment in determining whether a franchise will be reported within continuing or discontinued operations. Such judgments include whether a franchise will be divested, the period required to complete the divestiture, and the likelihood of changes to the divestiture plans. If we determine that a franchise should be either reclassified from continuing operations to discontinued operations or from discontinued operations to continuing operations, our consolidated financial statements for prior periods are revised to reflect such reclassification.
New Accounting Pronouncements
SFAS No. 157, “Fair Value Measurements” defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosure requirements relating to fair value measurements. The FASB provided a one year deferral of the provisions of this pronouncement for non-financial assets and liabilities, however, the relevant provisions of SFAS No. 157 required by SFAS No. 159 were adopted as of January 1, 2008. SFAS No. 157 thus became effective for our non-financial assets and liabilities on January 1, 2009. We continue to evaluate the impact of this pronouncement on our non-financial assets and liabilities, including but not limited to, the valuation of our reporting units for the purpose of assessing goodwill impairment, the valuation of our franchise rights in connection with assessing franchise value impairments, the valuation of property and equipment in connection with assessing long-lived asset impairment, the valuation of liabilities in connection with exit or disposal activities, and the valuation of assets acquired and liabilities assumed in business combinations.
SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities Including an Amendment of FASB Statement No. 115” permits entities to choose to measure many financial instruments and certain other items at fair value and consequently report unrealized gains and losses on such items in earnings. We did not elect the fair value option with respect to any of our current financial assets or financial liabilities when the provisions of this pronouncement became effective on January 1, 2008. As a result, there was no impact upon the adoption.
SFAS No. 141(R) “Business Combinations” requires almost all assets acquired and liabilities assumed in connection with a business combination to be recorded at fair value as of the acquisition date, liabilities related to contingent consideration to be remeasured at fair value in each subsequent reporting period, and all acquisition related costs to be expensed as incurred. The pronouncement also clarifies the accounting under various scenarios such as step purchases or in situations in which the fair value of assets and liabilities acquired exceeds the total consideration. SFAS No. 141(R) became effective for us on January 1, 2009.

SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” amends and expands the disclosure requirements of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” to explain why and how an entity uses derivative instruments, how the hedged items are accounted for under the relevant literature and how the derivative instruments affect an entity’s financial position, financial performance and cash flows. SFAS No. 161 became effective for us on January 1, 2009. This pronouncement will have no impact on our accounting, and we will include the additional disclosure requirements beginning with our first quarter 2009 10-Q filing.
FASB Staff Position (“FSP”) FAS 142-3, “Determination of the Useful Life of Intangible Assets” amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142,“Goodwill and Other Intangible Assets.”  FSP FAS 142-3 became effective for the Company on January 1, 2009.  The guidance in FSP 142-3 for determining the useful life of a recognized intangible asset shall be applied prospectively to intangible assets acquired after adoption, and the disclosure requirements shall be applied prospectively to all intangible assets recognized as of, and subsequent to, adoption.  The FSP will impact our assignment of franchise value in the U.K. for future acquisitions.
Adoption of New Accounting Pronouncements
We adopted FASB Staff Position (“FSP”) APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” effective January 1, 2009. Pursuant to FSP APB 14-1, we were required to account separately for the debt and equity components of our 3.5% Senior Subordinated Convertible Notes. The value ascribed to the debt component was determined using a fair value methodology, with the residual representing the equity component. The equity component was recorded as an increase in equity, with the debt discount being amortized as additional interest expense over the expected life of the instrument. We have applied the provisions of this standard retrospectively to all periods presented herein in accordance with SFAS No. 154, “Accounting Changes and Error Corrections.”
We adopted FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” effective January 1, 2009, which requires that unvested share-based payment awards with non-forfeitable rights to dividends or dividend equivalents be considered participating securities that must be included in the computation of EPS pursuant to the two-class method.  We have applied the provisions of this standard retrospectively to all periods presented herein in accordance with SFAS No. 154.
See Note 1 of the Notes to the Consolidated Condensed Financial Statements for a summary of the effect of the accounting changes resulting from the adoption of FSP APB 14-1 and FSP EITF 03-6-1 on our operating results, financial position and cash flows.
We adopted SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements an Amendment of ARB No. 51,” effective January 1, 2009, pursuant to which we reclassified our minority interest liabilities to equity relating to the Company’s non-wholly owned consolidated subsidiaries and amended the presentation of income attributable to non-controlling interests on the income statement. We have applied the presentation and disclosure provisions of this standard retrospectively to all periods presented herein.
Results of Operations
The following tables present comparative financial data relating to our operating performance in the aggregate and on a “same-store” basis. Dealership results are included in same-store comparisons when we have consolidated the acquired entity during the entirety of both periods being compared. As an example, if a dealership was acquired on January 15, 2007, the results of the acquired entity would be included in annual same-store comparisons beginning with the year ended December 31, 2009 and in quarterly same-store comparisons beginning with the quarter ended June 30, 2008.
2008 compared to 2007 and 2007 compared to 2006 (in millions, except unit and per unit amounts)
Due in large part to deterioration in our operating results and turbulence in worldwide credit markets in the fourth quarter of 2008, we recorded an estimated non-cash goodwill impairment charge of $606.3 million ($470.4 million after-tax) and $37.1 million ($22.8 million after-tax) of non-cash franchise value impairment charges. In aggregate, our results for the year ended December 31, 2008 include charges of $661.9 million ($505.2 million after-tax), or $5.37 per share, including the goodwill and franchise asset impairments, as well as, an additional $18.4 million ($12.0 million after-tax) of dealership consolidation and relocation costs, severance costs, other asset impairment charges, costs associated with the termination of an acquisition agreement, and insurance deductibles relating to damage sustained at our dealerships in the Houston market during Hurricane Ike.

Our results for the year ended December 31, 2007 included charges of $18.6 million ($12.3 million after-tax) relating to the redemption of the $300.0 million aggregate principal amount of 9.625% Senior Subordinated Notes and $6.3 million ($4.5 million after-tax) relating to impairment losses.
Total Retail Data

			2008 vs. 2007				2007 vs. 2006
Total Retail Data	2008	2007	Change	% Change	2007	2006	Change	% Change
Total retail unit sales	273,301	293,001	(19,700)	(6.7)%	293,001	265,402	27,599	10.4%
Total same-store retail unit sales	246,811	276,829	(30,018)	(10.8)%	258,058	250,969	7,089	2.8%
Total retail sales revenue	$10,439.0	$11,696.5	$(1,257.5)	(10.8)%	$11,696.5	$10,039.3	$1,657.2	16.5%
Total same-store retail sales revenue	$9,529.0	$11,111.1	$(1,582.1)	(14.2)%	$10,155.9	$9,407.8	$748.1	8.0%
Total retail gross profit	$1,737.6	$1,887.8	$(150.2)	(8.0)%	$1,887.8	$1,650.2	$237.6	14.4%
Total same-store retail gross profit	$1,597.2	$1,801.7	$(204.5)	(11.4)%	$1,661.4	$1,559.2	$102.2	6.6%
Total retail gross margin	16.6%	16.1%	0.5%	3.1%	16.1%	16.4%	(0.3)%	(1.8)%
Total same-store retail gross margin	16.8%	16.2%	0.6%	3.7%	16.4%	16.6%	(0.2)%	(1.2)%
Units
Retail data includes retail new vehicle, retail used vehicle, finance and insurance and service and parts transactions. Retail unit sales of vehicles decreased by 19,700, or 6.7%, from 2007 to 2008 and increased by 27,599, or 10.4%, from 2006 to 2007. The decrease from 2007 to 2008 is due to a 30,018, or 10.8%, decrease in same-store retail unit sales, offset by a 10,318 unit increase from net dealership acquisitions during the year. The increase from 2006 to 2007 is due to a 20,510 unit increase from net dealership acquisitions during the year, coupled with a 7,089, or 2.8%, increase in same-store retail unit sales. The same-store decrease from 2007 to 2008 was driven by decreases in new retail unit sales in our premium brands in the U.S. and U.K. and volume foreign and domestic brands in the U.S. resulting in part from challenging economic conditions and decreased credit availability in the second half of 2008. The same-store increase from 2006 to 2007 was driven by increases in new and used retail unit sales in our premium brands in the U.K., increases in used retail unit sales in our volume foreign brands in the U.S., and increases in new and used retail unit sales in our domestic brands in the U.S.
We believe the decrease from 2007 to 2008 was primarily due to the challenging automotive retail environment. Results were adversely impacted by overall economic conditions, particularly in the second half of 2008, the discontinuation or limitation of certain manufacturer leasing programs, and a decline in consumer confidence. Additionally, volatility in fuel prices impacted consumer preference and caused dramatic swings in consumer demand for various vehicle models, which led to supply and demand imbalances.
Revenues
Retail sales revenue decreased $1.3 billion, or 10.8%, from 2007 to 2008 and increased $1.7 billion, or 16.5%, from 2006 to 2007. The decrease from 2007 to 2008 is due to a $1.6 billion, or 14.2%, decrease in same-store revenues, offset by a $324.6 million increase from net dealership acquisitions during the year. The same-store revenue decrease is due to: (1) the 10.8% decrease in retail unit sales, which decreased revenue by $1.1 billion, (2) a $3,281, or 10.6%, decrease in average revenue per used vehicle unit retailed, which decreased revenue by $311.5 million, (3) a $781, or 2.2%, decrease in average revenue per new vehicle unit retailed, which decreased revenue by $118.5 million, (4) a $33.7 million, or 2.5%, decrease in service and parts revenues, and (5) a $24, or 2.4%, decrease in average finance and insurance revenue per unit retailed, which decreased revenue by $5.9 million. The increase from 2006 to 2007 is due to a $748.1 million, or 8.0%, increase in same-store revenues coupled with a $909.1 million increase from net dealership acquisitions during the year. The same-store revenue increase is due to: (1) a $1,722, or 5.1%, increase in average revenue per new vehicle unit retailed, which increased revenue by $296.6 million, (2) the 2.8% increase in retail unit sales, which increased revenue by $221.7 million, (3) a $1,672, or 5.9%, increase in average revenue per used vehicle unit retailed, which increased revenue by $131.6 million, (4) a $83.8 million, or 7.4%, increase in service and parts revenues, and (5) a $58, or 6.2%, increase in average finance and insurance revenue per unit retailed, which increased revenue by $14.4 million.

Gross Profit
Retail gross profit decreased $150.2 million, or 8.0%, from 2007 to 2008 and increased $237.6 million, or 14.4%, from 2006 to 2007. The decrease from 2007 to 2008 is due to a $204.5 million, or 11.4%, decrease in same-store gross profit, offset by a $54.3 million increase from net dealership acquisitions during the year. The same-store gross profit decrease is due to: (1)  the 10.8% decrease in retail unit sales, which decreased gross profit by $120.7 million, (2) a $345, or 14.1%, decrease in average gross profit per used vehicle retailed, which decreased gross profit by $32.8 million, (3) a $150, or 5.0%, decrease in average gross profit per new vehicle retailed, which decreased gross profit by $22.8 million, (4) a $22.3 million, or 3.0%, decrease in service and parts gross profit, and (5) a $24, or 2.4%, decrease in average finance and insurance revenue per unit retailed, which decreased gross profit by $5.9 million. The increase in retail gross profit from 2006 to 2007 is due to a $102.2 million, or 6.6%, increase in same-store gross profit, coupled with a $135.4 million increase from net dealership acquisitions during the year. The same-store gross profit increase is due to: (1) a $57.5 million, or 9.2%, increase in service and parts gross profit, (2) the 2.8%, increase in retail unit sales, which increased gross profit by $24.6 million, (3) a $58, or 6.2%, increase in average finance and insurance revenue per unit retailed, which increased gross profit by $14.4 million, (4) a $18, or 0.6%, increase in average gross profit per new vehicle retailed, which increased gross profit by $3.1 million, and (5) a $33, or 1.4%, increase in average gross profit per used vehicle retailed, which increased gross profit by $2.6 million.
New Vehicle Data

			2008 vs. 2007				2007 vs. 2006
New Vehicle Data	2008	2007	Change	% Change	2007	2006	Change	% Change
New retail unit sales	171,774	193,083	(21,309)	(11.0)%	193,083	179,460	13,623	7.6%
Same-store new retail unit sales	151,866	181,791	(29,925)	(16.5)%	172,849	172,301	548	0.3%
New retail sales revenue	$5,942.7	$6,933.3	$(990.6)	(14.3)%	$6,933.3	$6,116.8	$816.5	13.3%
Same-store new retail sales revenue	$5,361.2	$6,559.5	$(1,198.3)	(18.3)%	$6,136.2	$5,820.1	$316.1	5.4%
New retail sales revenue per unit	$34,596	$35,909	$(1,313)	(3.7)%	$35,909	$34,084	$1,825	5.4%
Same-store new retail sales revenue per unit	$35,302	$36,083	$(781)	(2.2)%	$35,501	$33,779	$1,722	5.1%
Gross profit — new	$486.6	$583.0	$(96.4)	(16.5)%	$583.0	$535.2	$47.8	8.9%
Same-store gross profit — new	$436.3	$549.6	$(113.3)	(20.6)%	$512.7	$508.0	$4.7	0.9%
Average gross profit per new vehicle retailed	$2,833	$3,020	$(187)	(6.2)%	$3,020	$2,982	$38	1.3%
Same-store average gross profit per new vehicle retailed	$2,873	$3,023	$(150)	(5.0)%	$2,966	$2,948	$18	0.6%
Gross margin% — new	8.2%	8.4%	(0.2)%	(2.4)%	8.4%	8.7%	(0.3)%	(3.4)%
Same-store gross margin% — new	8.1%	8.4%	(0.3)%	(3.6)%	8.4%	8.7%	(0.3)%	(3.4)%
Units
Retail unit sales of new vehicles decreased 21,309 units, or 11.0%, from 2007 to 2008, and increased 13,623 units, or 7.6%, from 2006 to 2007. The decrease from 2007 to 2008 is due to a 29,925 unit, or 16.5%, decrease in same-store new retail unit sales, offset by a 8,616 unit increase from net dealership acquisitions during the year. The same-store decrease from 2007 to 2008 was driven by decreases in our premium brands in the U.S. and U.K. and volume foreign and domestic brands in the U.S. The increase from 2006 to 2007 is due to a 13,075 unit increase from net dealership acquisitions during the year coupled with a 548 unit, or 0.3%, increase in same-store new retail unit sales. The same-store increase from 2006 to 2007 was driven by increases in premium brands in the U.K., offset by a decrease in volume foreign brands in the U.S.
Revenues
New vehicle retail sales revenue decreased $990.6 million, or 14.3%, from 2007 to 2008 and increased $816.5 million, or 13.3%, from 2006 to 2007. The decrease from 2007 to 2008 is due to a $1.2 billion, or 18.3%, decrease in same-store revenues, offset by a $207.7 million increase from net dealership acquisitions during the year. The same-store revenue decrease is due primarily to the 16.5% decrease in new retail unit sales, which decreased revenue by $1.1 billion, coupled with a $781, or 2.2%, decrease in comparative average selling price per unit which decreased revenue by $118.5 million. The increase from 2006 to 2007 is due to a $316.1 million, or 5.4%, increase in same-store revenues, coupled with a $500.4 million increase from net dealership acquisitions during the year. The same-store revenue increase is due to a $1,722, or 5.1%, increase in comparative average selling price per unit which increased revenue by $296.6 million, coupled with the 0.3% increase in retail unit sales, which increased revenue by $19.5 million.

Gross Profit
Retail gross profit from new vehicle sales decreased $96.4 million, or 16.5%, from 2007 to 2008, and increased $47.8 million, or 8.9%, from 2006 to 2007. The decrease from 2007 to 2008 is due to a $113.3 million, or 20.6%, decrease in same-store gross profit, offset by a $16.9 million increase from net dealership acquisitions during the year. The same-store retail gross profit decrease is due to the 16.5% decrease in new retail unit sales, which decreased gross profit by $90.5 million, coupled with a $150, or 5.0%, decrease in average gross profit per new vehicle retailed, which decreased gross profit by $22.8 million. The increase from 2006 to 2007 is due to a $43.1 million increase from net dealership acquisitions during the year, coupled with a $4.7 million, or 0.9%, increase in same-store gross profit. The same-store retail gross profit increase is due to a $18, or 0.6%, increase in average gross profit per new vehicle retailed, which increased gross profit by $3.1 million, coupled with the 0.3% increase in new retail unit sales, which increased gross profit by $1.6 million.
Used Vehicle Data

			2008 vs. 2007				2007 vs. 2006
Used Vehicle Data	2008	2007	Change	% Change	2007	2006	Change	% Change
Used retail unit sales	101,527	99,918	1,609	1.6%	99,918	85,942	13,976	16.3%
Same-store used retail unit sales	94,945	95,038	(93)	(0.1)%	85,209	78,668	6,541	8.3%
Used retail sales revenue	$2,836.4	$3,087.1	$(250.7)	(8.1)%	$3,087.1	$2,472.9	$614.2	24.8%
Same-store used retail sales revenue	$2,635.1	$2,949.4	$(314.3)	(10.7)%	$2,543.3	$2,216.5	$326.8	14.7%
Used retail sales revenue per unit	$27,938	$30,896	$(2,958)	(9.6)%	$30,896	$28,774	$2,122	7.4%
Same-store used retail sales revenue per unit	$27,753	$31,034	$(3,281)	(10.6)%	$29,847	$28,175	$1,672	5.9%
Gross profit — used	$213.3	$241.7	$(28.4)	(11.8)%	$241.7	$206.3	$35.4	17.2%
Same-store gross profit — used	$200.1	$233.2	$(33.1)	(14.2)%	$208.8	$190.2	$18.6	9.8%
Average gross profit per used vehicle retailed	$2,101	$2,419	$(318)	(13.1)%	$2,419	$2,400	$19	0.8%
Same-store average gross profit per used vehicle retailed	$2,108	$2,453	$(345)	(14.1)%	$2,451	$2,418	$33	1.4%
Gross margin % — used	7.5%	7.8%	(0.3)%	(3.8)%	7.8%	8.3%	(0.5)%	(6.0)%
Same-store gross margin % — used	7.6%	7.9%	(0.3)%	(3.8)%	8.2%	8.6%	(0.4)%	(4.7)%
Units
Retail unit sales of used vehicles increased 1,609 units, or 1.6%, from 2007 to 2008 and increased 13,976 units, or 16.3%, from 2006 to 2007. The increase from 2007 to 2008 is due to a 1,702 unit increase from net dealership acquisitions during the year, offset by a 93 unit, or 0.1%, decrease in same-store used retail unit sales. The increase from 2006 to 2007 is due to a 6,541 unit, or 8.3%, increase in same-store used retail unit sales, coupled with a 7,435 unit increase from net dealership acquisitions during the year. The same-store decrease in 2008 versus 2007 was driven primarily by decreases in our premium brands in the U.K. and volume foreign brands in the U.S., offset by increases in our premium brands in the U.S. We believe our sales of used vehicle units was influenced by customers choosing used vehicles as compared to new vehicles due to the challenging economic climate. The same-store increase in 2007 versus 2006 was driven primarily by increases in our premium brands in the U.S. and U.K. and our volume foreign and domestic brands in the U.S. Used vehicle sales volume was also affected in part by the reduction in traffic into our stores resulting from the significant decline in consumer confidence during 2008 and the volatility in fuel prices.
Revenues
Used vehicle retail sales revenue decreased $250.7 million, or 8.1%, from 2007 to 2008 and increased $614.2 million, or 24.8%, from 2006 to 2007. The decrease from 2007 to 2008 is due to a $314.3 million, or 10.7%, decrease in same-store revenues, offset by a $63.6 million increase from net dealership acquisitions during the year. The same-store revenue decrease is due primarily to the $3,281, or 10.6%, decrease in comparative average selling price per vehicle, which decreased revenue by $311.5 million, coupled with the 0.1% decrease in retail unit sales, which decreased revenue by $2.8 million. The increase from 2006 to 2007 is due to a $326.8 million, or 14.7%, increase in same-store revenues, coupled with a $287.4 million increase from net dealership acquisitions during the year. The same-store revenue increase is due to the 8.3% increase in retail unit sales, which increased revenue by $195.2 million, coupled with a $1,672, or 5.9%, increase in comparative average selling price per unit, which increased revenue by $131.6 million.

Gross Profit
Retail gross profit from used vehicle sales decreased $28.4 million, or 11.8%, from 2007 to 2008 and increased $35.4 million, or 17.2%, from 2006 to 2007. The decrease from 2007 to 2008 is due to a $33.1 million, or 14.2%, decrease in same-store gross profit, offset by a $4.7 million increase from net dealership acquisitions during the year. The same-store gross profit decrease from 2007 to 2008 is due to a $345, or 14.1%, decrease in average gross profit per used vehicle retailed, which decreased gross profit by $32.8 million, coupled with the 0.1% decrease in used retail unit sales, which decreased gross profit by $0.3 million. The increase in retail gross profit from 2006 to 2007 is due to an $18.6 million, or 9.8%, increase in same-store gross profit, coupled with a $16.8 million increase from net dealership acquisitions during the year. The same-store gross profit increase is due to the 8.3% increase in used retail unit sales, which increased gross profit by $16.0 million, coupled with a $33, or 1.4%, increase in average gross profit per used vehicle retailed, which increased gross profit by $2.6 million.
Finance and Insurance Data

			2008 vs. 2007				2007 vs. 2006
Finance and Insurance Data	2008	2007	Change	% Change	2007	2006	Change	% Change
Total retail unit sales	273,301	293,001	(19,700)	(6.7)%	293,001	265,402	27,599	10.4%
Total same-store retail unit sales	246,811	276,829	(30,018)	(10.8)%	258,058	250,969	7,089	2.8%
Finance and insurance revenue	$259.0	$286.4	$(27.4)	(9.6)%	$286.4	$243.0	$43.4	17.9%
Same-store finance and insurance revenue	$239.8	$275.6	$(35.8)	(13.0)%	$255.1	$233.7	$21.4	9.2%
Finance and insurance revenue per unit	$948	$978	$(30)	(3.1)%	$977	$916	$61	6.7%
Same-store finance and insurance revenue per unit	$972	$996	$(24)	(2.4)%	$989	$931	$58	6.2%
Finance and insurance revenue decreased $27.4 million, or 9.6%, from 2007 to 2008 and increased $43.4 million, or 17.9%, from 2006 to 2007. The decrease from 2007 to 2008 is due to a $35.8 million, or 13.0%, decrease in same-store revenues, offset by an $8.4 million increase from net dealership acquisitions during the year. The same-store revenue decrease is due to the 10.8% decrease in retail unit sales, which decreased revenue by $29.9 million, coupled with a $24, or 2.4%, decrease in comparative average finance and insurance revenue per unit retailed, which decreased revenue by $5.9 million. The $24 decrease in comparative average finance and insurance revenue per unit retailed is due primarily to decreased sales penetration of certain products which we believe resulted in part from declining consumer confidence brought about by challenging economic conditions. The increase from 2006 to 2007 is due to a $22.0 million increase from net dealership acquisitions during the year, coupled with a $21.4 million, or 9.2%, increase in same-store revenues. The same-store revenue increase is the result of the 2.8% increase in retail unit sales, which increased revenue by $7.0 million, coupled with a $58, or 6.2%, increase in comparative average finance and insurance revenue per unit retailed, which increased revenue by $14.4 million. The $58 increase in comparative average finance and insurance revenue per unit retailed is due to increased sales penetration of certain products, particularly in the U.K.
Service and Parts Data

			2008 vs. 2007				2007 vs. 2006
Service and Parts Data	2008	2007	Change	% Change	2007	2006	Change	% Change
Service and parts revenue	$1,400.9	$1,389.7	$11.2	0.8%	$1,389.7	$1,206.6	$183.1	15.2%
Same-store service and parts revenue	$1,292.9	$1,326.6	$(33.7)	(2.5)%	$1,221.3	$1,137.5	$83.8	7.4%
Gross profit	$778.7	$776.7	$2.0	0.3%	$776.7	$665.7	$111.0	16.7%
Same-store gross profit	$721.0	$743.3	$(22.3)	(3.0)%	$684.8	$627.3	$57.5	9.2%
Gross margin	55.6%	55.9%	(0.3)%	(0.5)%	55.9%	55.2%	0.7%	1.3%
Same-store gross margin	55.8%	56.0%	(0.2)%	(0.4)%	56.1%	55.1%	1.0%	1.8%
Revenues
Service and parts revenue increased $11.2 million, or 0.8%, from 2007 to 2008 and increased $183.1 million, or 15.2%, from 2006 to 2007. The increase from 2007 to 2008 is due to a $44.9 million increase from net dealership acquisitions during the year, offset by a $33.7 million, or 2.5%, decrease in same-store revenues. The same-store decrease largely resulted from a decline in revenues in the second half of the year, due in part to challenging economic conditions. The increase from 2006 to 2007 is due to a $99.3 million increase from net dealership acquisitions during the year, coupled with a $83.8 million, or 7.4%, increase in same-store revenues. We believe that our service and parts business has been positively impacted by the growth in total retail unit sales at our dealerships in prior years and capacity increases in our service and parts operations resulting from our facility improvement and expansion programs.

Gross Profit
Service and parts gross profit increased $2.0 million, or 0.3%, from 2007 to 2008 and increased $111.0 million, or 16.7%, from 2006 to 2007. The increase from 2007 to 2008 is due to a $24.3 million increase from net dealership acquisitions during the year, offset by a $22.3 million, or 3.0%, decrease in same-store gross profit. The same-store gross profit decrease is due to the $33.7 million, or 2.5%, decrease in revenues, which decreased gross profit by $18.8 million, coupled with a 0.2% decrease in gross margin percentage, which decreased gross profit by $3.5 million. The increase from 2006 to 2007 is due to a $57.5 million, or 9.2%, increase in same-store gross profit, coupled with a $53.5 million increase from net dealership acquisitions during the year. The same-store gross profit increase is due to the $83.8 million, or 7.4%, increase in revenues, which increased gross profit by $47.0 million, and a 1.0% increase in gross margin percentage, which increased gross profit by $10.5 million. The gross margin realized on parts, service and collision repairs in 2008 declined compared to the prior year period, due in part to a higher proportion of sales of lower margin activities such as standard oil changes and tire sales. We believe customers are choosing to forgo or delay significant repair and maintenance work due to the current economic environment.
Distribution
Our wholly-owned subsidiary, smart USA, began distribution the smart fortwo vehicle in the U.S. during 2008 and wholesaled 27,054 units. Total distribution segment revenue during the year ended December 31, 2008 aggregated to $409.6 million. Segment gross profit totaled $55.3 million, which includes gross profit on vehicle and parts sales.
Selling, General and Administrative
SG&A expenses as a percentage of total revenue were 12.8%, 11.8% and 12.0% in 2008, 2007 and 2006, respectively, and as a percentage of gross profit were 83.4%, 79.5% and 79.3% in 2008, 2007 and 2006, respectively. Selling, general and administrative (“SG&A”) expenses decreased $14.6 million, or 1.0%, from 2007 to 2008 and increased $193.3 million, or 14.7%, from 2006 to 2007. The aggregate decrease from 2007 to 2008 is due to an $88.5 million, or 6.2%, decrease in same-store SG&A expenses, offset by a $73.9 million increase from net dealership acquisitions during the year. The aggregate increase in SG&A expenses from 2006 to 2007 is due to an $84.4 million, or 6.8%, increase in same-store SG&A expenses, coupled with a $108.9 million increase from net dealership acquisitions during the year. The decrease in same-store SG&A expenses from 2007 to 2008 is due in large part to (1) a decrease in variable selling expenses, including decreases in variable compensation as a result of the 11.4% decrease in same-store retail gross profit versus the prior year and (2) other cost savings initiatives discussed above under “Outlook,” offset by (1) $18.4 million in charges incurred during 2008 related to dealership consolidation and relocation costs, severance costs, other asset impairment charges, costs associated with the termination of an acquisition agreement, and insurance deductibles relating to damage sustained at our dealerships in the Houston market during Hurricane Ike, (2) $23.0 million of additional costs associated with the smart distribution business, and (3) increased rent and related costs due in part to our facility improvement and expansion programs during the year. The increase in same-store SG&A expenses from 2006 to 2007 is due in large part to (1) increased variable selling expenses, including increases in variable compensation, as a result of the 6.6% increase in retail gross profit over the prior year (2) increased rent and related costs due in part to our facility improvement and expansion program, and (3) increased advertising and promotion caused by the overall competitiveness of the retail vehicle market.
Intangible Impairments
Due in large part to deterioration in our operating results and turbulence in worldwide credit markets in the fourth quarter of 2008, we recorded a non-cash goodwill impairment charge of $606.3 million ($470.4 million after-tax) and $37.1 million ($22.8 million after-tax) of non-cash franchise value impairment charges.
Depreciation and Amortization
Depreciation and amortization increased $3.8 million, or 7.7%, from 2007 to 2008 and increased $7.6 million, or 17.9%, from 2006 to 2007. The increase from 2007 to 2008 is due to a $2.2 million increase from net dealership acquisitions during the year, coupled with a $1.6 million, or 3.5%, increase in same-store depreciation and amortization. The increase from 2006 to 2007 is due to a $5.0 million, or 12.6%, increase in same-store depreciation and amortization, coupled with a $2.6 million increase from net dealership acquisitions during the year. The same-store increases in both periods are due in large part to our facility improvement and expansion program.

Floor Plan Interest Expense
Floor plan interest expense, including the impact of swap transactions, decreased $9.0 million, or 12.3%, from 2007 to 2008 and increased $14.8 million, or 25.4%, from 2006 to 2007. The decrease from 2007 to 2008 is due to a $10.8 million, or 15.7%, decrease in same-store floor plan interest expense, offset by a $1.9 million increase from net dealership acquisitions during the year. The increase from 2006 to 2007 is due to an $8.1 million, or 14.7%, increase in same-store floor plan interest expense, coupled with a $6.7 million increase from net dealership acquisitions during the year. The same store decrease in 2008 is due to decreases in the underlying variable rates of our revolving floor plan arrangements, during the first three quarters of 2008, offset by increases in our average amounts outstanding and, beginning in the fourth quarter, increased interest rates charged to us by our finance partners resulting from turbulence in worldwide credit markets. While the base rate under these arrangements were generally lower in 2008 versus 2007 due to government actions designed to spur liquidity and bank lending activities, certain of our lenders reacted to increases in their cost of capital by raising the spread charged to us, or establishing minimum lending rates. The majority of these increases occurred during the fourth quarter and some were not effective until 2009. Due to these relative increases, we do not expect to realize the full benefit of the lower base rates expected in 2009 compared to 2008. Floor plan interest expense was negatively impacted in 2007 by an increase in our average floor plan notes outstanding.
Other Interest Expense
Other interest expense decreased $0.9 million, or 1.6%, from 2007 to 2008 and increased $6.9 million, or 14.3%, from 2006 to 2007. The decrease from 2007 to 2008 is due to a decrease in our weighted average borrowing rate, offset in part by an increase in our average total outstanding indebtedness in 2008. The increase in our average total outstanding indebtedness is primarily a result of the debt incurred relating to our investment in PTL. The increase from 2006 to 2007 is due to an increase in average total outstanding indebtedness in 2007compared to 2006, offset by a decrease in our weighted average borrowing rate. The decrease in our weighted average borrowing rate was due primarily to the issuance of $375.0 million of 7.75% Senior Subordinated Notes on December 7, 2006 which was used to redeem our 9.625% Senior Subordinated Notes in March 2007.
Debt Discount Amortization
We adopted FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)” effective January 1, 2009. Pursuant to FSP APB 14-1, we were required to account separately for the debt and equity components of our 3.5% Senior Subordinated Convertible Notes. The value ascribed to the debt component was determined using a fair value methodology, with the residual representing the equity component. The equity component was recorded as an increase in equity, with the debt discount being amortized as additional interest expense over the expected life of the instrument. We have applied the provisions of this standard retrospectively to all periods presented herein. Debt discount amortization increased $1.1 million, or 8.4%, from 2007 to 2008 and increased $1.8 million, or 16.4%, from 2006 to 2007 as a result of the requirement to amortize the debt discount over the expected life of the obligation so as to maintain a consistent effective interest rate.
Equity in Income of Affiliates
Equity in income of affiliates increased $12.4 million, from 2007 to 2008 and decreased $4.1 million from 2006 to 2007. The increase from 2007 to 2008 is largely due to our investment in PTL in June 2008. The decrease from 2006 to 2007 is largely due to a loss on disposal of a subsidiary of one of our investments.
Income Taxes
Income taxes decreased $167.4 million, or 270.1%, from 2007 to 2008 and decreased $2.2 million, or 3.5%, from 2006 to 2007. The income tax benefit recorded in 2008 was approximately 20%, which was significantly impacted by the write-off of goodwill that is not deductible for tax purposes. Excluding the impact of the impairment charge, our annual effective tax rate was 35.2% compared to 33.8% in 2007. The decrease from 2006 to 2007 is due primarily to an decrease in pre-tax income.
Liquidity and Capital Resources
Our cash requirements are primarily for working capital, inventory financing, the acquisition of new dealerships, the improvement and expansion of existing facilities, the construction of new facilities and debt service, and potentially for dividends and repurchases of our outstanding securities under the program discussed below. Historically, these cash requirements have been met through cash flow from operations, borrowings under our credit agreements and floor plan arrangements, the issuance of debt securities, sale-leaseback transactions, mortgages, or the issuance of equity securities. As of December 31, 2008, we had working capital of $126.9 million, including $20.1 million of cash available to fund our operations and capital commitments. In addition, we had $250.0 million and £42.5 million ($62.0 million) available for borrowing under our U.S. credit agreement and our U.K. credit agreement, respectively, each of which is discussed below.

We have historically expanded our retail automotive operations through organic growth and the acquisition of retail automotive dealerships. In addition, one of our subsidiaries is the exclusive distributor of smart fortwo vehicles in the U.S. and Puerto Rico. We believe that cash flow from operations and our existing capital resources, including the liquidity provided by our credit agreements and floor plan financing arrangements, will be sufficient to fund our operations and commitments for at least the next twelve months. To the extent we pursue additional significant acquisitions, other expansion opportunities, significant repurchases of our outstanding securities, or refinance or repay existing debt, we may need to raise additional capital either through the public or private issuance of equity or debt securities or through additional borrowings, which sources of funds may not necessarily be available on terms acceptable to us, if at all. In addition, our liquidity could be negatively impacted in the event we fail to comply with the covenants under our various financing and operating agreements or in the event our floor plan financing is withdrawn. For a discussion of these possible events, see the discussion below with respect to our financing agreements, as well as the Risk Factors section.
Share Repurchases and Dividends
Our board of directors has approved a repurchase program for our outstanding securities with a remaining authority of $96.3 million. During 2008, we repurchased 4.015 million shares for $53.7 million, or an average of $13.36 per share, under this program. We may, from time to time as market conditions warrant, purchase our outstanding common stock, debt and convertible debt on the open market and in privately negotiated transactions and, potentially, via a tender offer or a pre-arranged trading plan. We currently intend to fund any repurchases through cash flow from operations and borrowings under our U.S. credit facility. The decision to make repurchases will be based on factors such as the market price of the relevant security versus our view of its intrinsic value, the potential impact of such repurchases on our capital structure, and alternative uses of capital, such as for strategic store acquisitions and capital investments in our current businesses, as well as any then-existing limits imposed by our finance agreements and securities trading policy.
We paid the following dividends in 2007 and 2008:
Per Share Dividends

2007:
First Quarter	$0.07
Second Quarter	0.07
Third Quarter	0.07
Fourth Quarter	0.09

2008:
First Quarter	$0.09
Second Quarter	0.09
Third Quarter	0.09
Fourth Quarter	0.09
In February 2009, we announced the suspension of our quarterly cash dividend. Future quarterly or other cash dividends will depend upon our earnings, capital requirements, financial condition, restrictions on any then existing indebtedness and other factors considered relevant by our Board of Directors.
Inventory Financing
We finance substantially all of our new and a portion of our used vehicle inventories under revolving floor plan notes payable with various lenders, including the captive finance companies associated with the U.S. based automotive manufacturers. In the U.S., the floor plan arrangements are due on demand; however, we have not historically been required to make loan principal repayments prior to the sale of the vehicles financed. We typically make monthly interest payments on the amount financed. In the U.K., substantially all of our floor plan arrangements are payable on demand or have an original maturity of 90 days or less and we are generally required to repay floor plan advances at the earlier of the sale of the vehicles financed or the stated maturity. The floor plan agreements grant a security interest in substantially all of the assets of our dealership subsidiaries and in the U.S. are guaranteed by our parent company. Interest rates under the floor plan arrangements are variable and increase or decrease based on changes in the prime rate, defined LIBOR or the Euro Interbank offer Rate. We receive non-refundable credits from certain of our vehicle manufacturers, which are treated as a reduction of cost of sales as vehicles are sold. To date, we have not experienced any material limitation with respect to the amount or availability of financing from any institution providing us vehicle financing. See “Results of Operations — Floor Plan Interest Expense” for a discussion of the impact of challenging credit conditions on the rates charged to us under these agreements.
U.S. Credit Agreement
We are party to a $479.0 million credit agreement with DCFS USA LLC and Toyota Motor Credit Corporation, as amended (“the U.S. credit agreement”), which provides for up to $250.0 million in revolving loans for working capital, acquisitions, capital expenditures, investments and other general corporate purposes, a non-amortizing term loan originally funded for $219.0 million, and for an additional $10.0 million of availability for letters of credit, through September 30, 2011. The revolving loans bear interest at a defined London Interbank Offered Rate (“LIBOR”) plus 1.75%, subject to an incremental 0.50% for uncollateralized borrowings in excess of a defined borrowing base. The term loan, which bears interest at defined LIBOR plus 2.50%, may be prepaid at any time, but then may not be reborrowed. We repaid $10.0 million of this term loan in the fourth quarter of 2008.

The U.S. credit agreement is fully and unconditionally guaranteed on a joint and several basis by our domestic subsidiaries and contains a number of significant covenants that, among other things, restrict our ability to dispose of assets, incur additional indebtedness, repay other indebtedness, pay dividends, create liens on assets, make investments or acquisitions and engage in mergers or consolidations. We are also required to comply with specified financial and other tests and ratios, each as defined in the U.S. credit agreement, including: a ratio of current assets to current liabilities, a fixed charge coverage ratio, a ratio of debt to stockholders’ equity and a ratio of debt to earnings before interest, taxes, depreciation and amortization (“EBITDA”). A breach of these requirements would give rise to certain remedies under the agreement, the most severe of which is the termination of the agreement and acceleration of the amounts owed. As of December 31, 2008, we were in compliance with all covenants under the U.S. credit agreement, and we believe we will remain in compliance with such covenants for the next twelve months. In making such determination, we have considered the current margin of compliance with the covenants and our expected future results of operations, working capital requirements, acquisitions, capital expenditures and investments. However, in the event of continued weakness in the economy and the automotive sector in particular, we may need to seek covenant relief. See the Risk Factors section, including “Our failure to comply with our debt and operating lease covenants could have a material adverse effect on our business, financial condition and results of operations” and “Forward Looking Statements.”
The U.S. credit agreement also contains typical events of default, including change of control, non-payment of obligations and cross-defaults to our other material indebtedness. Substantially all of our domestic assets are subject to security interests granted to lenders under the U.S. credit agreement. As of December 31, 2008, $209.0 million of term loans and $0.5 million of letters of credit were outstanding under this agreement. No revolving loans were outstanding as of December 31, 2008.
U.K. Credit Agreement
Our subsidiaries in the U.K. (the “U.K. subsidiaries”) are party to an agreement with the Royal Bank of Scotland plc, as agent for National Westminster Bank plc, which provides for a funded term loan, a revolving credit agreement and a seasonally adjusted overdraft line of credit (collectively, the “U.K. credit agreement”) to be used to finance acquisitions, working capital, and general corporate purposes. The U.K. credit agreement was amended in 2008 to provide greater flexibility within the financial covenants and increase the borrowing rates. This facility provides for (1) up to £80.0 million in revolving loans through August 31, 2011, which bears interest between a defined LIBOR plus 1.0% and defined LIBOR plus 1.6%, (2) a term loan originally funded for £30.0 million which bears interest between 6.29% and 6.89% and is payable ratably in quarterly intervals until fully repaid on June 30, 2011, and (3) a seasonally adjusted overdraft line of credit for up to £20.0 million that bears interest at the Bank of England Base Rate plus 1.75%, and matures on August 31, 2011.
The U.K. credit agreement is fully and unconditionally guaranteed on a joint and several basis by our U.K. subsidiaries, and contains a number of significant covenants that, among other things, restrict the ability of our U.K. subsidiaries to pay dividends, dispose of assets, incur additional indebtedness, repay other indebtedness, create liens on assets, make investments or acquisitions and engage in mergers or consolidations. In addition, our U.K. subsidiaries are required to comply with specified ratios and tests, each as defined in the U.K. credit agreement, including: a ratio of earnings before interest and taxes plus rental payments to interest plus rental payments (as defined), a measurement of maximum capital expenditures, and a debt to EBITDA ratio (as defined). A breach of these requirements would give rise to certain remedies under the agreement, the most severe of which is the termination of the agreement and acceleration of the amounts owed. As of December 31, 2008, our U.K. Subsidiaries were in compliance with all covenants under the U.K. credit agreement and we believe they will remain in compliance with such covenants for the next twelve months. In making such determination, we have considered the current margin of compliance with the covenants and our expected future results of operations, working capital requirements, acquisitions, capital expenditures and investments in the U.K. However, in the event of continued weakness in the economy and the automotive sector in particular, we may need to seek covenant relief. See the Risk Factors section, including “Our failure to comply with our debt and operating lease covenants could have a material adverse effect on our business, financial condition and results of operations” and “Forward Looking Statements.”
The U.K. credit agreement also contains typical events of default, including change of control and non-payment of obligations and cross-defaults to other material indebtedness of our U.K. subsidiaries. Substantially all of our U.K. subsidiaries’ assets are subject to security interests granted to lenders under the U.K. credit agreement. As of December 31, 2008, outstanding loans under the U.K. credit agreement amounted £65.2 million ($95.1 million), including £17.6 million ($25.7 million) under the term loan.

7.75% Senior Subordinated Notes
On December 7, 2006 we issued $375.0 million aggregate principal amount of 7.75% Senior Subordinated Notes due 2016 (the “7.75% Notes”). The 7.75% Notes are unsecured senior subordinated notes and are subordinate to all existing and future senior debt, including debt under our credit agreements and our floor plan indebtedness. The 7.75% Notes are guaranteed by substantially all of our wholly-owned domestic subsidiaries on an unsecured senior subordinated basis. Those guarantees are full and unconditional and joint and several. We can redeem all or some of the 7.75% Notes at our option beginning in December 2011 at specified redemption prices, or prior to December 2011 at 100% of the principal amount of the notes plus an applicable “make-whole” premium, as defined. In addition, we may redeem up to 40% of the 7.75% Notes at specified redemption prices using the proceeds of certain equity offerings before December 15, 2009. Upon certain sales of assets or specific kinds of changes of control, we are required to make an offer to purchase the 7.75% Notes. The 7.75% Notes also contain customary negative covenants and events of default. As of December 31, 2008, we were in compliance with all negative covenants and there were no events of default.
Senior Subordinated Convertible Notes
On January 31, 2006, we issued $375.0 million aggregate principal amount of 3.50% senior subordinated convertible notes due 2026 (the “Convertible Notes”). The Convertible Notes mature on April 1, 2026, unless earlier converted, redeemed or purchased by us, as discussed below. The Convertible Notes are unsecured senior subordinated obligations and are subordinate to all future and existing debt under our credit agreements and our floor plan indebtedness. The Convertible Notes are guaranteed on an unsecured senior subordinated basis by substantially all of our wholly-owned domestic subsidiaries. The guarantees are full and unconditional and joint and several. The Convertible Notes also contain customary negative covenants and events of default. As of December 31, 2008, we were in compliance with all negative covenants and there were no events of default.
Holders of the convertible notes may convert them based on a conversion rate of 42.7796 shares of our common stock per $1,000 principal amount of the Convertible Notes (which is equal to a conversion price of approximately $23.38 per share), subject to adjustment, only under the following circumstances: (1) in any quarterly period, if the closing price of our common stock for twenty of the last thirty trading days in the prior quarter exceeds $28.43 (subject to adjustment), (2) for specified periods, if the trading price of the Convertible Notes falls below specific thresholds, (3) if the Convertible Notes are called for redemption, (4) if specified distributions to holders of our common stock are made or specified corporate transactions occur, (5) if a fundamental change (as defined) occurs, or (6) during the ten trading days prior to, but excluding, the maturity date.
Upon conversion of the Convertible Notes, for each $1,000 principal amount of the Convertible Notes, a holder will receive an amount in cash, in lieu of shares of our common stock, equal to the lesser of (i) $1,000 or (ii) the conversion value, determined in the manner set forth in the indenture covering the Convertible Notes, of the number of shares of common stock equal to the conversion rate. If the conversion value exceeds $1,000, we will also deliver, at our election, cash, common stock or a combination of cash and common stock with respect to the remaining value deliverable upon conversion.
In the event of a conversion due to a change of control on or before April 6, 2011, we will, in certain circumstances, pay a make-whole premium by increasing the conversion rate used in that conversion. In addition, we will pay additional cash interest commencing with six-month periods beginning on April 1, 2011, if the average trading price of a Convertible Note for certain periods in the prior six-month period equals 120% or more of the principal amount of the Convertible Notes. On or after April 6, 2011, we may redeem the Convertible Notes, in whole at any time or in part from time to time, for cash at a redemption price of 100% of the principal amount of the Convertible Notes to be redeemed, plus any accrued and unpaid interest to the applicable redemption date.
Holders of the Convertible Notes may require us to purchase all or a portion of their Convertible Notes for cash on April 1, 2011, April 1, 2016 or April 1, 2021 at a purchase price equal to 100% of the principal amount of the Convertible Notes to be purchased, plus accrued and unpaid interest, if any, to the applicable purchase date. Because of this feature, we currently expect to be required to redeem the Convertible Notes in April 2011.
Mortgage Facilities
We are party to a $42.4 million seven year mortgage facility with respect to certain of our dealership properties that matures on October 1, 2015. The facility bears interest at a defined rate, requires monthly principal and interest payments, and includes the option to extend the term for successive periods of five years up to a maximum term of twenty-five years. In the event we exercise our options to extend the term, the interest rate will be renegotiated at each renewal period. The mortgage facility also contains typical events of default, including non-payment of obligations, cross-defaults to our other material indebtedness, certain change of control events, and the loss or sale of certain franchises operated at the property. Substantially all of the buildings, improvements, fixtures and personal property of the properties under the mortgage facility are subject to security interests granted to the lender. As of December 31, 2008, $42.2 million was outstanding under this facility.

9.625% Senior Subordinated Notes
In March 2007, we redeemed our outstanding $300.0 million aggregate principal amount of 9.625% senior subordinated notes due 2012 (the “9.625% Notes”). The 9.625% Notes were unsecured senior subordinated notes and were subordinate to all existing senior debt, including debt under our credit agreements and our floor plan indebtedness. We incurred an $18.6 million pre-tax charge in connection with the redemption, consisting of a $14.4 million redemption premium and the write-off of $4.2 million of unamortized deferred financing costs.
Interest Rate Swaps
We are party to interest rate swap agreements through January 7, 2011 pursuant to which the LIBOR portion of $300.0 million of our U.S. floating rate floor plan debt was fixed at 3.67%. We may terminate this arrangement at any time subject to the settlement of the then current fair value of the swap arrangement. The swaps are designated as a cash flow hedge of future interest payments of LIBOR based U.S. floor plan borrowings. During 2008, the swaps increased the weighted average interest rate on our floor plan borrowings by approximately 0.2%. As of December 31, 2008, we used Level 2 inputs as described under SFAS No. 157 to estimate the fair value of these contracts to be a $15.4 million liability, and expect approximately $8.4 million associated with the swaps to be recognized as an increase of interest expense over the next twelve months.
We were party to an interest rate swap agreement which expired in January 2008, pursuant to which a notional $200.0 million of our U.S. floating rate debt was exchanged for fixed rate debt. The swap was designated as a cash flow hedge of future interest payments of LIBOR based U.S. floor plan borrowings.
Operating Leases
We have historically structured our operations so as to minimize our ownership of real property. As a result, we lease or sublease substantially all of our dealerships properties and other facilities. These leases are generally for a period of between five and 20 years, and are typically structured to include renewal options at our election. We estimate our total rent obligations under these leases including any extension periods we may exercise at our discretion and assuming constant consumer price indices to be $4.8 billion. Pursuant to the leases for some of our larger facilities, we are required to comply with specified financial ratios, including a “rent coverage” ratio and a debt to EBITDA ratio, each as defined. For these leases, non-compliance with the ratios may require us to post collateral in the form of a letter of credit. A breach of our other lease covenants give rise to certain remedies by the landlord, the most severe of which include the termination of the applicable lease and acceleration of the total rent payments due under the lease, as defined.
Sale/Leaseback Arrangements
We have in the past and expect in the future to enter into sale-leaseback transactions to finance certain property acquisitions and capital expenditures, pursuant to which we sell property and/or leasehold improvements to third-parties and agree to lease those assets back for a certain period of time. Such sales generate proceeds which vary from period to period. In light of the current market conditions, this financing option has become more expensive and thus we may utilize these arrangements less in the near term.
Off-Balance Sheet Arrangements
Third Party Lease Obligations
Since 1999, we have sold a number of dealerships to third parties. As a condition to the sale, we have at times remained liable for the lease payments relating to the properties on which those franchises operate. The aggregate rent paid by the tenants on those properties in 2008 was approximately $13.4 million, and, in aggregate, we guarantee or are otherwise liable for approximately $218.7 million of lease payments, including lease payments during available renewal periods. We rely on the buyer of the franchise to pay the associated rent and maintain the property. In the event the buyer does not perform as expected (due to the buyer’s financial condition or other factors such as the market performance of the underlying vehicle manufacturer), we may not be able to recover amounts owed to us by the buyer. In this event, we could be required to fulfill these obligations, which could materially adversely affect our results of operations, financial condition or cash flows.

Cash Flows
Cash and cash equivalents increased by $5.3 and $12.4 million during the years ended December 31, 2008 and 2006, respectively, and decreased by $5.2 million during the year ended December 31, 2007. The major components of these changes are discussed below.
Cash Flows from Continuing Operating Activities
Cash provided by operating activities was $405.4 million, $300.7 million and $125.1 million during the years ended December 31, 2008, 2007 and 2006, respectively. Cash flows from operating activities includes net income, as adjusted for non-cash items, and the effects of changes in working capital.
We finance substantially all of our new and a portion of our used vehicle inventories under revolving floor plan notes payable with various lenders. We retain the right to select which, if any, financing source to utilize in connection with the procurement of vehicle inventories. Many vehicle manufacturers provide vehicle financing for the dealers representing their brands, however, it is not a requirement that dealers utilize this financing. Historically, our floor plan finance source has been based on aggregate pricing considerations. In accordance with the guidance under SFAS No. 95, “Statement of Cash Flows”, we report all cash flows arising in connection with floor plan notes payable with the manufacturer of a particular new vehicle as an operating activity in our statement of cash flows, and all cash flows arising in connection with floor plan notes payable to a party other than the manufacturer of a particular new vehicle and all floor plan notes payable relating to pre-owned vehicles as a financing activity in our statement of cash flows. Currently, the majority of our non-trade vehicle financing is with other manufacturer captive lenders. To date, we have not experienced any material limitation with respect to the amount or availability of financing from any institution providing us vehicle financing.
We believe that changes in aggregate floor plan liabilities are typically linked to changes in vehicle inventory and, therefore, are an integral part of understanding changes in our working capital and operating cash flow. As a result, we have presented the following reconciliation of cash flow from operating activities as reported in our condensed consolidated statement of cash flows as if all changes in vehicle floor plan were classified as an operating activity for informational purposes:

	Year Ended December 31,
	2008	2007	2006
Net cash from operating activities as reported	$405.4	$300.7	$125.1
Floor plan notes payable — non-trade as reported	(52.6)	189.0	(57.2)

Net cash from operating activities including all floor plan notes payable	$352.8	$489.7	$67.9
Cash Flows from Continuing Investing Activities
Cash used in investing activities was $541.3 million, $227.8 million and $484.2 million during the years ended December 31, 2008, 2007 and 2006, respectively. Cash flows from investing activities consist primarily of cash used for capital expenditures, proceeds from sale-leaseback transactions and net expenditures for acquisitions and other investments. Capital expenditures were $211.1 million, $194.4 million and $222.2 million during the years ended December 31, 2008, 2007 and 2006, respectively. Capital expenditures relate primarily to improvements to our existing dealership facilities and the construction of new facilities. As of December 31, 2008, we do not have material commitments related to our planned or ongoing capital projects. We currently expect to finance our capital expenditures with operating cash flows or borrowings under our U.S. or U.K. credit facilities. Proceeds from sale-leaseback transactions were $37.4 million, $131.8 million and $106.2 million during the years ended December 31, 2008, 2007 and 2006, respectively. Cash used in acquisitions, net of cash acquired, was $147.1 million, $180.7 million and $368.2 million during the years ended December 31, 2008, 2007 and 2006, respectively, and included cash used to repay sellers floor plan liabilities in such business acquisitions of $30.7 million, $51.9 million and $111.3 million, respectively. We used $220.5 million for other investing activities during the year ended December 31, 2008, including $219.0 million for the acquisition of the 9% interest in PTL. The year ended December 31, 2007 also includes $15.5 million of proceeds relating to other investing activities.

Cash Flows from Continuing Financing Activities
Cash provided by financing activities was $109.9 million and $438.4 million during the years ended December 31, 2008 and 2006, respectively, and cash used in financing activities was $185.4 million during the year ended December 31, 2007. Cash flows from financing activities include net borrowings or repayments of long-term debt, net borrowings or repayments of floor plan notes payable non-trade, payments of deferred financing costs, proceeds from the issuance of common stock and the exercise of stock options, repurchases of common stock and dividends. We had net borrowings of long-term debt of $249.9 million during the year ended December 31, 2008 and net repayments of $348.6 million and $211.1 million during the years ended December 31, 2007 and 2006, respectively. The borrowings in the year ended December 31, 2008 included the $219.0 million loan to finance the PTL limited partnership interest acquisition and proceeds relating to a $42.4 million mortgage facility. The repayments in the year ended December 31, 2007 included $14.4 million of premium paid on the redemption of our 9.625% Notes. During the year ended December 31, 2006 we issued $750.0 million of subordinated debt and we paid $17.2 million of financing costs. Proceeds from the $750.0 million of subordinated debt issued in 2006 were used to repurchase one million shares of our common stock for $18.9 million and to repay debt. This activity, combined with borrowing to fund acquisition and other liquidity requirements, resulted in net repayments of long-term debt of $211.1 million during the year ended December 31, 2006. We had net repayments of floor plan notes payable non-trade of $52.6 and $57.2 million during the years ended December 31, 2008 and 2006, respectively, and net borrowings of floor plan notes payable non-trade of $189.0 million during the year ended December 31, 2007. During the years ended December 31, 2008, 2007 and 2006, we received proceeds of $0.8 million, $2.6 million and $18.1 million, respectively, from the issuance of common stock. In 2008, we repurchased 4.015 million shares of common stock for $53.7 million. During the years ended December 31, 2008, 2007 and 2006, we also paid $33.9 million, $28.4 million and $25.2 million, respectively, of cash dividends to our stockholders.
Cash Flows from Discontinued Operations
Cash flows relating to discontinued operations are not currently considered, nor are they expected to be considered, material to our liquidity or our capital resources. Management does not believe that there are any significant past, present or upcoming cash transactions relating to discontinued operations.
Contractual Payment Obligations
The table below sets forth our best estimates as to the amounts and timing of future payments relating to our most significant contractual obligations as of December 31, 2008. The information in the table reflects future unconditional payments and is based upon, among other things, the terms of any relevant agreements. Future events, including acquisitions, divestitures, new or revised operating lease agreements, borrowings or repayments under our credit agreements and our floor plan arrangements, and purchases or refinancing of our securities, could cause actual payments to differ significantly from these amounts.

		Less than			More than
	Total	1 year	1 to 3 years	3 to 5 years	5 years
Floorplan Notes Payable(A)	$1,471.5	$1,471.5	$—	$—	$—
Long-Term Debt Obligations(B)	1,099.2	11.3	670.9	2.3	414.7
Operating Lease Commitments	4,821.2	167.4	330.1	326.1	3,997.6
Scheduled Interest Payments(B)(C)	275.4	44.3	78.6	62.0	90.5
Other Long-Term Liabilities(D)	32.9	1.2	—	31.7	—

	$7,700.2	$1,695.7	$1,079.6	$422.1	$4,502.8

(A)	Floor plan notes payable are revolving financing arrangements. Payments are generally made as required pursuant to the floor plan borrowing agreements discussed above under “Inventory Financing.”

(B)
Interest and principal repayments under our $375.0 million of 3.5% senior subordinated notes due 2026 are reflected in the table above, however, this excludes any amount in payment of a premium due for conversion of the notes above the specified conversion trading price. While these notes are not due until 2026, in 2011 the holders may require us to purchase all or a portion of their notes for cash. This acceleration of ultimate repayment is reflected in the table above.

(C)
Estimates of future variable rate interest payments under floorplan notes payable and our credit agreements are excluded due to our inability to estimate changes to interest rates in the future. See “Inventory Financing,” “U.S. Credit Agreement,” and “U.K. Credit Agreement” above for a discussion of such variable rates.

(D)
Includes uncertain tax positions. Due to the subjective nature of our uncertain tax positions, we are unable to make reasonably reliable estimates of the timing of payments arising in connection with the unrecognized tax benefits, however, as a result of the statute of limitations, we do not expect any of these payments to occur in more than 5 years. We have thus classified this as “3 to 5 years.”

We expect that, other than for scheduled balloon payments upon the maturity or termination dates of certain of our debt instruments, the amounts above will be funded through cash flow from operations. In the case of scheduled balloon payments upon the maturity or termination dates of our debt instruments, we currently expect to be able to refinance such instruments in the normal course of business.

Related Party Transactions
Stockholders Agreement
Several of our directors and officers are affiliated with Penske Corporation or related entities. Roger S. Penske, our Chairman of the Board and Chief Executive Officer, is also Chairman of the Board and Chief Executive Officer of Penske Corporation, and through entities affiliated with Penske Corporation, our largest stockholder owning approximately 41% of our outstanding common stock. Mitsui & Co., Ltd. and Mitsui & Co. (USA), Inc. (collectively, “Mitsui”) own approximately 17% of our outstanding common stock. Mitsui, Penske Corporation and certain other affiliates of Penske Corporation are parties to a stockholders agreement pursuant to which the Penske affiliated companies agreed to vote their shares for one director who is a representative of Mitsui. In turn, Mitsui agreed to vote their shares for up to fourteen directors voted for by the Penske affiliated companies. This agreement terminates in March 2014, upon the mutual consent of the parties, or when either party no longer owns any of our common stock.
Other Related Party Interests and Transactions
Roger S. Penske is also a managing member of Penske Capital Partners and Transportation Resource Partners, each organizations that undertake investments in transportation-related industries. Richard J. Peters, one of our directors, is a managing director of Transportation Resource Partners and is a director of Penske Corporation. Lucio A. Noto (one of our directors) is an investor in Transportation Resource Partners. One of our directors, Hiroshi Ishikawa, serves as our Executive Vice President — International Business Development and serves in a similar capacity for Penske Corporation. Robert H. Kurnick, Jr., our President and a director, is also the President and a director of Penske Corporation.
We sometimes pay to and/or receive fees from Penske Corporation and its affiliates for services rendered in the normal course of business, or to reimburse payments made to third parties on each others’ behalf. These transactions are reviewed periodically by our Audit Committee and reflect the provider’s cost or an amount mutually agreed upon by both parties. We and Penske Corporation have entered into a joint insurance agreement which provides that, with respect to our joint insurance policies (which includes our property policy), available coverage with respect to a loss shall be paid to each party as stipulated in the policies. In the event of losses by us and Penske Corporation that exceed the limit of liability for any policy or policy period, the total policy proceeds shall be allocated based on the ratio of premiums paid.
We are a 9% limited partner of PTL, a leading global transportation services provider. PTL operates and maintains more than 200,000 vehicles and serves customers in North America, South America, Europe and Asia. Product lines include full-service leasing, contract maintenance, commercial and consumer truck rental and logistics services, including, transportation and distribution center management and supply chain management. The general partner is Penske Truck Leasing Corporation, a wholly-owned subsidiary of Penske Corporation, which together with other wholly-owned subsidiaries of Penske Corporation, owns 40% of PTL. The remaining 51% of PTL is owned by GE Capital. We are party to a partnership agreement among the other partners which, among other things, provides us with specified partner distribution and governance rights and restricts our ability to transfer our interests.
We have entered into joint ventures with certain related parties as more fully discussed below.
Joint Venture Relationships
From time to time, we enter into joint venture relationships in the ordinary course of business, through which we own and operate automotive dealerships together with other investors. We may provide these dealerships with working capital and other debt financing at costs that are based on our incremental borrowing rate. As of December 31, 2008, our automotive joint venture relationships included:

		Ownership
Location	Dealerships	Interest
Fairfield, Connecticut	Audi, Mercedes-Benz, Porsche, smart	88.53	%(A)(B)
Edison, New Jersey	Ferrari, Maserati	70.00	%(B)
Las Vegas, Nevada	Ferrari, Maserati	50.00	%(C)
Munich, Germany	BMW, MINI	50.00	%(C)
Frankfurt, Germany	Lexus, Toyota	50.00	%(C)
Aachen, Germany	Audi, Lexus, Toyota, Volkswagen	50.00	%(C)
Mexico	Toyota	48.70	%(C)
Mexico	Toyota	45.00	%(C)

(A)
An entity controlled by one of our directors, Lucio A. Noto (the “Investor”), owns an 11.47% interest in this joint venture, which entitles the Investor to 20% of the joint venture’s operating profits. In addition, the Investor has an option to purchase up to a 20% interest in the joint venture for specified amounts.

(B)	Entity is consolidated in our financial statements.

(C)	Entity is accounted for using the equity method of accounting.
Cyclicality
Unit sales of motor vehicles, particularly new vehicles, historically have been cyclical, fluctuating with general economic cycles. During economic downturns, the automotive retailing industry tends to experience periods of decline and recession similar to those experienced by the general economy. We believe that the industry is influenced by general economic conditions and particularly by consumer confidence, the level of personal discretionary spending, fuel prices, interest rates and credit availability.
Seasonality
Our business is modestly seasonal overall. Our U.S. operations generally experience higher volumes of vehicle sales in the second and third quarters of each year due in part to consumer buying trends and the introduction of new vehicle models. Also, vehicle demand, and to a lesser extent demand for service and parts, is generally lower during the winter months than in other seasons, particularly in regions of the U.S. where dealerships may be subject to severe winters. Our U.K. operations generally experience higher volumes of vehicle sales in the first and third quarters of each year, due primarily to vehicle registration practices in the U.K.
Effects of Inflation
We believe that inflation rates over the last few years have not had a significant impact on revenues or profitability. We do not expect inflation to have any near-term material effects on the sale of our products and services, however, we cannot be sure there will be no such effect in the future. We finance substantially all of our inventory through various revolving floor plan arrangements with interest rates that vary based on various benchmarks. Such rates have historically increased during periods of increasing inflation.
Forward-Looking Statements
This annual report on Form 10-K contains “forward-looking statements”. Forward-looking statements generally can be identified by the use of terms such as “may,” “will,” “should,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “estimate,” “predict,” “potential,” “forecast,” “continue” or variations of such terms, or the use of these terms in the negative. Forward-looking statements include statements regarding our current plans, forecasts, estimates, beliefs or expectations, including, without limitation, statements with respect to:
•	our future financial performance;

•	future acquisitions;

•	future capital expenditures and share repurchases;

•	our ability to obtain cost savings and synergies;

•	our ability to respond to economic cycles;

•	trends in the automotive retail industry and in the general economy in the various countries in which we operate dealerships;

•	our ability to access the remaining availability under our credit agreements;

•	our liquidity;

•	interest rates;

•	trends affecting our future financial condition or results of operations; and

•	our business strategy.

Forward-looking statements involve known and unknown risks and uncertainties and are not assurances of future performance. Actual results may differ materially from anticipated results due to a variety of factors, including the factors identified under “Item 1A. — Risk Factors.” Important factors that could cause actual results to differ materially from our expectations include those mentioned in “Item 1A. — Risk Factors” such as the following:
•
our business and the automotive retail industry in general are susceptible to further or continued adverse economic conditions, including changes in interest rates, consumer confidence, fuel prices and credit availability;

•	the ability of automobile manufacturers to exercise significant control over our operations, since we depend on them in order to operate our business;

•	because we depend on the success and popularity of the brands we sell, adverse conditions affecting one or more automobile manufacturers may negatively impact our revenues and profitability;

•	a restructuring of one of the U.S. automotive manufacturers may adversely affect our operations, as well as the automotive sector as a whole;

•	we may not be able to satisfy our capital requirements for acquisitions, dealership renovation projects, or financing the purchase of our inventory;

•
our failure to meet a manufacturer’s consumer satisfaction requirements may adversely affect our ability to acquire new dealerships, our ability to obtain incentive payments from manufacturers and our profitability;

•
with respect to PTL, changes in tax, financial or regulatory rules on requirements, changes in the financial health of PTL’s customers, labor strikes or work stoppages, asset utilization rates and industry competition;

•	substantial competition in automotive sales and services may adversely affect our profitability;

•	if we lose key personnel, especially our Chief Executive Officer, or are unable to attract additional qualified personnel, our business could be adversely affected;

•	because most customers finance the cost of purchasing a vehicle, increased interest rates where we operate may adversely affect our vehicle sales;

•	our business may be adversely affected by import product restrictions and foreign trade risks that may impair our ability to sell foreign vehicles profitably;

•	our automobile dealerships are subject to substantial regulation which may adversely affect our profitability;

•
if state dealer laws in the U.S. are repealed or weakened, our U.S. automotive dealerships may be subject to increased competition and may be more susceptible to termination, non-renewal or renegotiation of their franchise agreements;

•	non-compliance with the financial ratios and other covenants under our credit agreements and operating leases may materially adversely affect us;

•	the success of our smart distribution operations depends upon continued availability of the vehicle and customer demand for that vehicle;

•	our dealership operations may be affected by severe weather or other periodic business interruptions;

•	our principal stockholders have substantial influence over us and may make decisions with which other stockholders may disagree;

•	some of our directors and officers may have conflicts of interest with respect to certain related party transactions and other business interests;

•	our level of indebtedness may limit our ability to obtain financing for acquisitions and may require that a significant portion of our cash flow be used for debt service;

•	we may be involved in legal proceedings that could have a material adverse effect on our business;

•	our operations outside of the U.S. subject our profitability to fluctuations relating to changes in foreign currency valuations; and

•	we are a holding company and, as a result, must rely on the receipt of payments from our subsidiaries, which are subject to limitations, in order to meet our cash needs and service our indebtedness.
In addition:
•	the price of our common stock is subject to substantial fluctuation, which may be unrelated to our performance; and

•	shares eligible for future sale, or issuable under the terms of our convertible notes, may cause the market price of our common stock to drop significantly, even if our business is doing well.
We urge you to carefully consider these risk factors in evaluating all forward-looking statements regarding our business. Readers of this report are cautioned not to place undue reliance on the forward-looking statements contained in this report. All forward-looking statements attributable to us are qualified in their entirety by this cautionary statement. Except to the extent required by the federal securities laws and the Securities and Exchange Commission’s rules and regulations, we have no intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.